Exhibit 10.2
Final
GREEN TREE
SEVERANCE PLAN
FOR SENIOR EXECUTIVES
1.	Purpose of the Plan. The purpose of the Plan is to provide severance related benefits to selected eligible employees of the Company whose employment relationship is involuntarily terminated under certain qualifying circumstances.

2.	Definitions. The following terms used in the Plan shall have the meanings set forth below:
          (a) “Accrued Obligations” shall mean (i) any unpaid portion of such Participant’s annual base salary through the Termination Date; (ii) any annual bonus declared but unpaid for the calendar year prior to the year of the Termination Date; (iii) amounts vested and payable but unpaid to the Participant pursuant to the terms of the Senior Management Compensation Plan, the Senior Management Retention Program or other employee benefit plan (iv) any reimbursement for out-of-pocket expenses incurred in connection with such Participant’s employment with the Company (upon presentation of appropriate vouchers or other satisfactory evidence thereof and otherwise in accordance with Company policy); and (v) such Participant’s accrued but unused vacation, through the Termination Date.
          (b) “Administrator” shall mean a committee of two or more individuals appointed from time to time by the Board to administer the Plan; provided that, for any period for which no such committee has been appointed, the term “Administrator” shall refer to the Board.
          (c) “Beneficiary” shall mean a Participant’s beneficiaries upon the death of such Participant as designated in writing and filed with the Company prior to the death of the Participant or, in the absence of such written designation, such Participant’s estate (by will, by the laws of descent and distribution or otherwise).
          (d) “Board” shall mean the Board of Directors of the GTH LLC.
          (e) “Business” shall mean the business of, or related to, consumer finance (including origination, servicing, asset acquisition, insurance and deficiency collections).
          (f )“Cause” shall mean, when used in connection with the termination of a Participant’s employment, unless otherwise defined in another written agreement in effect at such time, the termination of the Participant’s employment with the Company on account of (i) a Participant’s non-performance or non-observance in any material respect of any requirement with respect to the Participant’s employment (other than as a result of Disability or injury and not including a failure to achieve any performance objectives); (ii) the Participant’s gross negligence which is substantially injurious to the Company or Centerbridge (whether financially, reputationally or otherwise); (iii) the Participant’s willful misconduct which is substantially injurious to the Company or Centerbridge (whether financially, reputationally or otherwise); (iv) the Participant’s material breach of the Plan or any other agreement with the Company; (v) the Participant’s material breach of written Company policies which is substantially injurious to the

Company or Centerbridge (whether financially or reputationally or otherwise); (vi) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (vii) the Participant’s disclosure of or unauthorized removal from the premises of the Company of any document (in any medium or form) containing material Confidential Information other than in connection with the good faith performance of the Participant’s duties with respect to his or her employment with the Company; (vii) a violation of any restrictive covenants or confidentiality obligations to the Company; (ix) the commission by the Participant of any felony or other serious crime involving moral turpitude; or (x) a violation by the Participant of any applicable regulatory requirements resulting in a license suspension or revocation or a material enforcement action by any governmental body to which the Company is subject other than an immaterial violation that does not significantly reflect on the Participant’s character. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity.
          (g) “Centerbridge” shall mean Centerbridge Capital Partners L.P. and affiliates.
          (h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations thereunder.
          (i) “Company” shall mean GTH LLC, a Delaware limited liability company, and any of its affiliates, subsidiaries or successors.
          (j) “Confidential Information” shall mean all information of the Company, Centerbridge or customers of the Company (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets.
          (k) “Continued Health Coverage”shall mean a Participant’s COBRA continuation coverage under the Company’s group health plan in excess of an active employee’s cost for similar benefits.
          (l) “Disability” shall mean, unless otherwise defined in another written agreement with the Company in effect at the time of determination, a permanent disability as defined in the Company’s disability plans covering the Participant.
          (m) “Effective Date” shall mean’ July 22, 2008.
          (n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with applicable final regulations thereunder.
          (o) “Good Reason” shall mean, when used in connection with the termination of a Participant’s employment, unless otherwise defined in another written agreement with the Company in effect at such time, (i) a material diminution in the Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following an addition of business lines, a material asset purchase or change in control, (ii) a diminution in the Participant’s base salary, (iii) a failure by the Company to pay the Participant his or her base salary in effect at that time within thirty (30) days of the date such payment was due or (iv) a relocation of the Participant’s primary work location more than fifty (50) miles from the Participant’s work location on the date hereof; provided that, within thirty (30) days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.
          (p) “Outplacement Services” shall mean the Participant’s reasonable use of an office, secretarial services, computer telephone, copier and facsimile machine, provided by the Company, solely for the purpose of assisting such Participant in a search for new employment.
          (q) “Participant” shall mean, as of any date, an employee of the Company who is eligible to participate in the Plan pursuant to Section 4 hereto and who has executed a Severance Plan Participation Agreement (substantially in the form which is attached hereto as Schedule C).
          (r) “Plan” shall mean this Green Tree Severance Plan for Senior Executives, as amended.
          (s) “Qualified Termination” shall mean, after the Effective Date, the termination of a Participant’s employment and such Participant’s Separation from Service with the Company (i) by the Company without Cause or (ii) by such Participant for Good Reason; provided that, in the event of a sale of assets or businesses of the Company, if such Participant is offered reasonably comparable employment and compensation (excluding equity-based compensation) with any successor to the Company, or the purchaser of the interest, assets or business of the Company, the sale itself and the related transfer or termination of such Participant’s employment with the Company shall not constitute a Qualified Termination, Any such successor to the Company shall succeed to the rights and obligations of the Company herein.
          (t) “Separation and General Release Agreement” shall mean a valid general release and waiver (substantially in the form which is attached hereto as Schedule B).
          (u) “Separation from Service” shall mean a “separation from service” as such term is used in Section 409A of the Code and applicable regulations.
          (v) “Severance Payment” shall mean
(i)	with respect to a Qualified Termination as a result of a termination of the Participant’s employment by the Participant for Good Reason, an amount equal to the sum of(x) such Participant’s annual base salary in effect on the Termination Date and (y) such Participant’s annual bonus, excluding any payments made pursuant to the Senior Management Compensation Plan (including amounts paid as a result of a change in control or by length of service or otherwise), the Senior Management Retention Program or Bonus

Plus Program (as such terms, plans or programs are defined in the applicable agreements between the Company and the Participant), for the year immediately preceding the year in which such Qualified Termination takes place; or

(ii)	with respect to a Qualified Termination as a result of a termination of the Participant’s employment by the Company without Cause, an amount equal to the sum of (x) 50% of such Participant’s annual base salary in effect on the Termination Date and (y) 50% of such Participant’s annual bonus, excluding any payments made pursuant to the Senior Management Compensation Plan (including amounts paid as a result of a change in control or by length of service or otherwise), the Senior Management Retention Program or Bonus Plus Program (as such terms, plans or programs are defined in the applicable agreements between the Company and the Participant), for the year immediately preceding the year in which such Qualified Termination takes place.
          (w) “Severance Period”shall mean, (i) with respect to a Qualified Termination as a result of a termination of the Participant’s employment by the Participant for Good Reason, one (1) year beginning on the Termination Date or (ii) with respect to a Qualified Termination as a result of a termination of the Participant’s employment by the Company without Cause, six (6) months beginning on the Termination Date.
          (x) “Termination Date” shall mean, with respect to a Qualified Termination, the date specified in a notice of termination, which date shall be no earlier than sixty (60) days after the date such notice is given (or any alternative time period agreed upon by the parties, after the giving of such notice).
     3. Administration of the Plan.
          (a) The Plan shall be administered by the Administrator. The Administrator shall from time to time designate the employees of the Company who shall be eligible to participate in the Plan.
          (b) The Administrator shall have the sole, final and absolute right to reconcile any inconsistency in the Plan, to interpret and construe the provisions of the Plan in all particulars in such manner and to such extent as it deems proper and to take all action and make all decisions and determinations necessary under the Plan or in connection with its administration, interpretation and application. Any interpretation or construction placed upon any term or provision of the Plan or in connection with its administration, interpretation and application by the Administrator, any decision of the Administrator with regard to the eligibility of any person to become a Participant, the rights of a Participant, former Participant or Beneficiary or any other person, any reconciliation of an inconsistency in the Plan made by the Administrator and any other action, determination or decision whatsoever taken by the Administrator, shall be final, conclusive and binding upon all persons or parties interested or concerned in the Plan. Such decisions, determinations, selections and other actions of the

Administrator and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Administrator with respect to the Plan shall be subject to the absolute discretion of the Administrator.
          (c) The Administrator shall be entitled to rely upon any report or other information furnished to it by any officer or other employee of the Company or by any independent certified public accountant, compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. The Administrator shall not be liable to any Participant or any other person for any action, omission or determination relating to the Plan. To the full extent permitted by law, the Company shall indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was the Administrator.
     4. Participation in the Plan.
          The initial Participants in the Plan shall be those persons whose names are set forth on Schedule A attached hereto. The Administrator shall cause to be added to Schedule A the names of those additional persons whom the Administrator selects for participation in the Plan from time to time.
     5. Rights and Obligations Upon a Qualified Termination.
          (a) Subject to Sections 5(b) and 5(c) below, in the event of a Qualified Termination, the Company shall
(i)	pay the Participant the Accrued Obligations on the Termination Date (or such later date mandated by the applicable plan under which such payment is payable);

(ii)	pay the Participant the Severance Payment in equal amounts over the Severance Period in accordance with the Company’s normal and customary payroll practices;

(iii)	provide the Participant with Outplacement Services until the earlier of (A) the end of the Severance Period or (B) the date on which such Participant obtains alternative employment; and

(iv)	during the Severance Period, reimburse the Participant for the cost of such Participant’s Continued Health Coverage; provided, however, that if such Participant becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer provided plan, the Company reimbursements described herein shall terminate. In such event, such Participant is obligated to promptly notify the Company of any changes in his or her benefits coverage.

          (b) The Severance Payment, Outplacement Services and Continued Health Coverage are subject to and conditioned upon the Participant (i) executing the Separation and General Release Agreement and such agreement becoming effective and (ii) complying with all of the restrictive covenants set forth in Section 6 hereto. Except as provided in this Section 5 and except for any vested benefits under any tax qualified retirement plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of ERISA (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations under the Plan.
          (c) In the event (i) the Participant violates any or all of the restrictive covenants set forth in Section 6 hereto or (ii) the Participant revokes any or all of the terms of the Separation and General Release Agreement before such terms become effective, then such Participant shall be required to repay any amounts previously paid to such Participant pursuant to the Plan and neither such Participant nor his or her Beneficiary, as applicable, shall be entitled to any payment or other consideration with respect thereto
          (d) At the end of the Severance Period pursuant to a Qualified Termination as a result of termination of a Participant’s employment by the Company without Cause, such Participant may elect for an additional Severance Payment of an amount equal to the sum of(x) 50% of such Participant’s annual base salary in effect on the Termination Date and (y) 50% of such Participant’s annual bonus, excluding any payments made pursuant to the Senior Management Compensation Plan (including amounts paid as a result of a change in control or by length of service or otherwise), the Senior Management Retention Program or Bonus Plus Program (as such terms, plans or programs are defined in the applicable agreements between the Company and the Participant), for the year immediately preceding the year in which such Qualified Termination takes place; provided that the Non-Compete Period with respect to the covenant in Section 6(c) shall be one (1) year beginning on the date of the Participant’s termination of employment. Such additional Severance Payment shall be paid out in equal amounts over a six-month period beginning at the end of the Severance Period in accordance with the Company’s normal and customary payroll practices. The Company shall continue to provide the benefits in Section 5(a)(iii) and 5(a)(iv) for six months or, if earlier, until the Participant obtains alternative employment.
          (e) Notwithstanding the foregoing, if the Participant gives written notice to the Board of his or her intention to terminate employment with the Company for Good Reason at least six (6) months prior to the intended date of Separation from Service and the Participant continues to provide, in good faith, services for and is employed by the Company during such six (6) month period (the “Good Reason/Good Transition Period”), such Separation from Service shall not be deemed a Qualified Termination and the Non-Compete Period (as defined in Section 6(c)) shall end six (6) months after such written notice is received.
          During such Good Reason/Good Transition Period, the Participant shall be compensated under the same terms as what was in effect prior the beginning of the Good Reason/Good Transition Period. At its sole discretion, the Company may elect to relieve the Participant of his or her duties during the Good Reason/Good Transition Period in which case the Company shall continue to compensate the Participant through the end of the Good Reason/Good Transition Period under the same terms as what was in effect prior to such election subject to the Six-Month Delay set forth in Section 5(1). The date from which such election shall be effective shall be deemed the date of Separation from Service.
          Upon termination of the Participant’s employment and Separation of Service, whether during or at the expiration of the Good Reason/Good Transition Period, the Participant shall also be entitled to:
(i)	Payment of the Accrued Obligations on the date of the Separation of Service (or such later date mandated by the applicable plan under which such payment is payable); and

(ii)	The product of (a) 50% of the annual bonus paid to the Participant for the prior fiscal year, excluding any payments made pursuant to the Senior Management Compensation Plan (including amounts paid as a result of a change in control or by length of service or otherwise), the Senior Management Retention Program or Bonus Plus Program (as such terms, plans or programs are defined in the applicable agreements between the Company and the Participant) and (b) a fraction, the numerator of which is the number of months in the fiscal year in which the Separation of Service occurs and for which a bonus in respect of has not been paid; provided that such numerator shall not be greater than six (6) and the denominator of which is six (6). Such amount shall be paid over six (6) months in accordance with the Company’s normal and customary payroll practices.
          For the avoidance of doubt, a termination of the Participant’s employment by the Company without Cause during the Good Reason/Good Transition Period, shall be deemed the equivalent of the Company’s use of its discretion to elect to relieve the Participant of duties in accordance with this Section 5(e) and shall not be a Qualified Termination.
          (f) In the event the Participant is a “specified employee” (as such term is defined by Section 409A of the Code and applicable regulations) with respect to the date of such Participant’s Separation from Service, any payments due to the Participant under Section 5(a)(ii), Section 5(e)(ii), Section 6(c)(ii), payments specified subject to this Section 5(1) herein or otherwise subject to Section 409A of the Code, shall not be made before the date that is six months after date of date of Separation from Service (or, if earlier than the end of the six-month period, the date of death of the Participant) (“Six-Month Delay”). Payments to which the Participant would otherwise be entitled during the first six months following the date of Separation from Service, but for the Six-Month Delay, shall be accumulated and paid, without interest, on the first day of the seventh month following the date of Separation from Service.
     6. Restrictive Covenants.
          (a) During the Participant’s employment with the Company and for a period of two (2) years following the termination of the Participant’s employment for any reason, the Participant hereby agrees not to, directly or indirectly, (i) solicit or assist any other person or entity in soliciting any employee of the Company to perform services for any entity (other than the Company), (ii) attempt to induce any such employee to leave the employ of the Company, (iii) hire or assist any other person or entity in hiring to perform services any employee of the Company or anyone who was employed by the Company during the six-month period preceding such Participant’s date of termination or (iv) solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company with any person or entity which is or was (at any time within the twelve-month period immediately preceding such Participant’s date of termination) a customer, client or distributor of the Company. An individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company shall not be deemed a violation of this Section 6.
          (b) The Participant hereby agrees that, during his or her employment with the Company and thereafter, such Participant will hold in strict confidence any proprietary or Confidential Information related to the Company.
          (c) The Participant and the Company hereby agree that the Company would likely suffer significant harm from the Participant’s competing with the Company during his or her employment with the Company and for some period of time thereafter. Accordingly, the Participant agrees that he or she will not, during his or her employment with the Company and for a period of one (1) year following the termination of such employment for any reason (the “Non-Compete Period”), directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, equityholder or other owner (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company) of, or otherwise perform services (whether or not for compensation) relating to, the Business (as conducted by the Company during such Participant’s employment or as of the date such Participant’s employment is terminated) for any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes with the Business (as conducted by the Company during such Participant’s employment or as of the date such Participant’s employment is terminated), anywhere in which the Company engages in the Business (as conducted by the Company during such Participant’s employment or as of the date such Participant’s employment is terminated) or where the Company’s customers are located; provided that:
(i)	If the Participant gives written notice to the Board of his or her intention to terminate employment with the Company without Good Reason at least six (6) months prior to the intended termination date and the Participant continues to provide services for and is employed by the Company in good faith during such six (6) month period (the “Good Transition Period”), the Non- Compete Period shall end six months after such written notice is received. At its sole discretion, the Company may elect to relieve the Participant of his or her duties during the Good Transition Period in which case the Company shall continue to compensate the Participant through the end of the Good Transition Period under the same terms as what was in effect prior to such election through the end of the Good Transition Period subject to the Six-Month Delay set forth in Section 5(1). The date at which such election is effected shall be deemed a Separation from Service. For the avoidance of doubt, a termination by the Company without Cause during a Good Transition Period shall be deemed the equivalent of the Company’s use of its discretion to relieve the Participant of his or her duties during the Good Transition Period in accordance with this Section 6(c)(i) and shall not be a Qualified Termination.

(ii)	Upon a termination of the Participant’s employment by the Company without Cause such Non-Compete Period shall be six (6) months unless the Participant makes an election for an additional Severance Payment pursuant to Section 5(d) in which case such Non-Compete Period shall be one (1) year beginning on the date of the Participant’s termination of employment.
          (d) The Participant hereby agrees that upon the termination of such Participant’s employment with the Company, he or she shall not take, without the prior written consent of the Company, any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company, which contains Confidential Information, and will return any such information (in whatever form) then in his/her possession.
          (e) Prior to the date of termination of the Participant’s employment for any reason, such Participant must turn over to the Company all documents, records and property including but not limited to computers, computer equipment, credit cards, keys, manuals, notebooks and all other data relating to the Company in his or her possession or custody or under his or her control belonging to or in any way relating to the business of the Company or any of its customers.
          (f) The Participant hereby agrees not to defame or disparage the Company, its officers, directors, members or executives. The Participant hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its directors, members, officers or executives. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from making truthful statements when required by order of a court or other body having jurisdiction or as otherwise required by law.
          (g) The Participant hereby agrees to fully cooperate with the Company and its attorneys in connection with the defense of any charge, investigation or litigation in which such Participant has relevant facts or potentially relevant testimony. If the Company should make such a request, the Participant will not be entitled to any compensation for his or her time in connection with such cooperation if such time is within the twenty-four (24) months period immediately following the date of termination of such Participant’s employment with the Company. If such a request is made by the Company after such twenty-four (24) month period, the Participant will be paid a reasonable rate, consistent with any statutes, rules, regulations or case law for any time he or she spends in such endeavor.

     7. Injunctive Relief.
          It is impossible to measure in money the damages that will accrue to the Company, its officers, directors, members or executives in the event that the Participant breaches any of the restrictive covenants set forth in Section 6 above. In the event that such Participant breaches any of such restrictive covenants, the Company, its officers, directors, members or executives shall be entitled to an injunction restraining the Participant from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce any such restrictive covenant, such Participant hereby waives the claim or defense that the Company, its officers, directors, members or executives have an adequate remedy at law and agrees not to assert such a claim or defense in any such action or proceeding. The foregoing shall not prejudice the Company, its officers, directors, members or executives’ right to require such Participant to account for and pay over to the Company, its officers, directors, members or executives, and such Participant hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Participant as a result of any transaction constituting a breach of any of the restrictive covenants set forth in Section 6.
     8. Top Hat Plan.
          The Plan is unfunded and maintained for a select group of management or highly compensated employees within the meaning of Section 201, 301 and 401 of ERISA.
     9. Amendment and Termination.
          The Administrator shall have full power and authority to amend, modify, alter, suspend or terminate the Plan, including Schedule A and Schedule B attached hereto, in whole or in part at any time and from time to time; provided, however,that the Company may not suspend, discontinue or terminate the Plan without providing twenty-four (24) months prior notice to the Participants.
     10. General Provisions.
          (a) Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:
          If to the Participant:
          To the most recent address shown on records of the Company.
          If to the Company:

GTH LLC
345 St. Peter St. Suite 1100
St. Paul, MN 55102

Attention: General Counsel
With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: A. Richard Susko
or to such other address as any party may have furnished to the other in writing in accordance herewith.
          (b) Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to change the annual base salary, hourly wage rate or other compensation or benefits of such Participant or otherwise modify the terms or conditions of such Participant’s employment.
          (c) Each Participant’s rights hereunder are personal and no Participant may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her, to any other person, except that, in the event of the Participant’s death, any benefits payable to such Participant shall be paid instead to his or her Beneficiary.
          (d) All payments required to be paid hereunder shall be subject to any required Federal, state, local and other applicable withholdings or deductions.
          (e) The Plan shall be governed by, and it shall be construed and administered according to, the laws of the State of New York, without reference to principles of conflicts of law.
          (f) The Plan in intended to be an unfunded and unsecured obligation of GTH LLC. All payments under the Plan shall be made from the general assets of the Company and to the extent that any person acquires the right to receive payment from the Company under the Plan, such right, except to the extent required by law, shall be no greater than the rights of any unsecured general creditor of the Company.
          (g) The invalidity or unenforceability of any provisions of the Plan in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Plan in such jurisdiction or the validity, legality or enforceability of any provision of the Plan in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          (h) Section headings included herein are for ease of reference only and shall not affect the interpretation of the Plan.

Schedule B
FORM OF
SEPARATION AND GENERAL RELEASE AGREEMENT
     THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made as of this ____ day of______________, _______, by and between [Insert Executive’s name], (the “Executive”) and the Company. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan. The Executive hereby acknowledges receipt of a true copy of the Plan and that the Executive has read the Plan carefully and fully understands its content. The Executive hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respct of the Plan and this Agreement shall be final and conclusive. In consideration of the mutual agreements set forth below, the Executive and the Company hereby agree as follows:
     1. SEPARATION AS AN EMPLOYEE: The Executive hereby acknowledges and agrees that, effective as of the close of business on ________________, his/her employment as [Insert Position] of the Company is hereby terminated and he/she hereby resigns from such position or positions and all other titles, positions, board memberships or other roles as an employee, officer, director, partner, member or representative of the Company. The Executive hereby further acknowledges and agrees that his/her entitlement to any of the payments and benefits described in the Plan is subject to such Executive’s execution and delivery of this Agreement, compliance with the terms of this Agreement and his/her refraining from revoking this Agreement.
     2. RELEASE OF CLAIMS AGAINST COMPANY: For good and valuable consideration, including the payments and benefits set forth in the Plan (as applicable), the Executive, on his/her own behalf and on behalf of any and all of his/her heirs, executors, administrators, successors, assigns, dependents, descendants and attorneys (collectively, the “Releasors”), hereby knowingly, voluntarily, unconditionally and willingly releases, remits, acquits, discharges and covenants not to sue the Company, directors, officers, employees, members, partners, agents, representatives, attorneys, trustees, insurers, assigns and successors, past and present (collectively hereinafter referred to as the “Releasees”), jointly and severally from and with respect to any and all actions, charges, complaints, demands, costs, rights, losses, claims, lawsuits and other liabilities (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, in law or in equity, which the Executive or any Releasor has or may have against any Releasee arising out of or in any way relating to the Executive’s employment by the Company or his/her separation from that employment, including without limitation the following:
          (a) any and all Claims arising out of or in any way relating to any oral or written employment contracts or offer letters (whether such contracts or offers were express or implied) or any and all tort claims;

          (b) any and all Claims arising out of or in any way relating to age, race, sex, religion, national origin, disability or other form of employment discrimination, including without limitation any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act of 1990, as amended, ERISA, the Minnesota Human Rights Act or any other federal, state or local law, ordinance, or administrative regulation; or
          (c) any and all Claims for compensation of any kind including compensation and damages in connection with termination of the Executive’s employment, other than: (i) the payments and benefits provided for in or in accordance with the Plan; (ii) any amount due and payable to the Executive by the Company on such Executive’s date of termination of employment pursuant to the terms and conditions of any health or medical insurance plan in which such Executive participates, and (iii) any rights to vested benefits under any compensation or benefit plan, program or other arrangement; provided that, such release shall not affect the Executive’s rights (x) under the Consolidated Omnibus Budget Reconciliation Act of 1985 or (y) any conversion rights under any applicable life insurance policies. The Executive acknowledges that he/she may hereafter discover claims or facts in addition to or different from those which he/she now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his/her decision to enter into this Agreement. Nevertheless, the Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Notwithstanding any provision of this Agreement to the contrary, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes the Executive may have against the Company. However, by executing this Agreement, the Executive hereby waives the right to recover personally in any proceeding he/she may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. In addition, this release is not intended to interfere with the Executive’s right to challenge that his/her waiver of any and all potential ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding his/her specific representation that he/she has entered into this Agreement knowingly and voluntarily.
          (d) Notwithstanding anything herein to the contrary, Releasors do not release or waive rights or claims with respect to any indemnification or D&O insurance for which Executive was or is entitled by reason of acts or omissions as an officer, director or employee of the Company.
     3. ADEA WAIVER OF CLAIMS: The Executive expressly acknowledges and agrees that his/her release and waiver of rights and claims pursuant hereto is knowing and voluntary, that by his/her entering into this Agreement he/she will receive compensation beyond that which the Executive was already entitled to receive before entering into this Agreement, that has been given a period of twenty-one (21) days within which to consider this Agreement, and that he/she elects to execute this Agreement on this date. The Executive shall have seven (7) days following the execution of this Agreement within which he/she may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven-day period to revoke has expired. To be effective, such revocation must be in writing and delivered to the Company on or before the last day of such seven-day period. The Executive certifies that he/she understands and agrees to all of the terms of this Agreement, and has had an opportunity to discuss these terms with an attorney of his/her own choosing. The Executive further acknowledges that he/she has been advised previously by the Company, and by this writing is again advised by the Company, to consult with an attorney prior to executing this Agreement and regarding his/her release of claims herein, including without limitation the release of claims under the Age Discrimination in Employment Act of 1967, as amended. Notwithstanding anything herein to the contrary, if the Executive exercises his/her right to revoke hereunder, he/she shall forfeit his/her right to receive any of the payments and benefits to be provided to him/her pursuant to the Plan.
     4. RESCISSION PERIOD: THIS PARAGRAPH APPLIES TO MINNESOTA RESIDENTS ONLY. If the Executive resides in Minnesota, the Executive acknowledges and agrees that he or she may rescind this Separation and General Release Agreement by written notice to the Company delivered to the Company at 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102 (Attention: General Counsel) NOT LATER THAN FIFTEEN DAYS from the date of the Executive’s execution of this Separation and General Release Agreement. If delivered by mail, the written notice must be sent by certified mail and must be postmarked within the FIFTEEN-DAY period.
     5. MISCELLANEOUS:
          (a) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.
          (b) This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and an employment agreement effective on the date hereof. Except as may be specifically provided for herein, this Agreement may not be amended in any respect except by a writing signed by both parties hereto.

          (c) This Agreement shall not supersede any continuing obligations the Executive has under the terms of the Plan, or any other agreement between the Executive and the Company.
          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.

GTH LLC
By:

EXECUTIVE

[Insert name]